Exhibit 99.1
FOR IMMEDIATE RELEASE
Lamson & Sessions Shareholders Approve Merger with Thomas & Betts; Deal Expected to Close November 5, 2007
CLEVELAND, Oct. 24 — Lamson & Sessions announced today that its shareholders have approved the Company’s $450 million merger agreement with Thomas & Betts Corporation. Of the 15.85 million Lamson & Sessions common shares outstanding, approximately 77 percent of the outstanding shares were voted; and of the voted shares, 99.5 percent were voted in favor of the agreement, according to results announced today at the Company’s special meeting of shareholders. The parties expect to close the merger on November 5, 2007.
“We are pleased that the agreement has gained the overwhelming support of our shareholders, which reflects the value they see in this transaction,” said Michael J. Merriman, Jr., President and Chief Executive Officer. “Our agreement with Thomas & Betts was the result of our Board’s six-month comprehensive evaluation of the strategic options available to our Company. The merger not only provides excellent value for our shareholders, but also an opportunity to maximize the long-term growth prospects of Lamson & Sessions as an integral part of Thomas & Betts and their great portfolio of brands.”
Under the terms of the agreement, shareholders will receive $27.00 in cash, without interest, for each share of Lamson & Sessions common stock. In addition, the Company’s Board of Directors has declared a special dividend of $0.30 per share conditioned upon the closing of the merger transaction and payable to shareholders of record as of the closing date of the merger, for a total cash amount of $27.30 per share.
The merger agreement was announced August 15, 2007, and has been approved by the boards of both companies. The required waiting period under the Hart- Scott-Rodino Antitrust Improvements Act of 1976 has expired.
About Lamson & Sessions
Lamson & Sessions is a leading manufacturer of thermoplastic enclosures, fittings, conduit and pipe, wiring devices and other electrical components serving telecommunications, electrical, construction, power and wastewater markets. In 2006, Lamson & Sessions reported $561 million in revenues. For additional information, please visit the Company’s Web site at: http://www.lamson-sessions.com.
About Thomas & Betts
Thomas & Betts Corporation is a leading manufacturer of electrical components used in construction, industrial and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used primarily for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. In 2006, the company reported $1.9 billion in revenues. More information on the company, its products and markets can be found at http://www.tnb.com.
Forward-Looking Statements
Except for the historical and factual information contained herein, the matters set forth in this press release, including statements as to the expected benefits of the transaction and the competitive ability and position and expected future performance of the combined company, and other statements identified by words such as “estimates,” “expects,” “projects,” “anticipates,” “intends,” “plans,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. These forward-looking statements are made subject to significant risks and uncertainties that could cause actual results to differ materially from those stated, including the following: the possibility that the anticipated benefits from the transaction will not be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of Lamson’s operations into Thomas & Betts will be greater than expected; possible disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the impact of competition on the combined company; and various other uncertainties associated with the home products industry in general and the combined company’s operations in particular, which are referred to in Lamson’s and Thomas & Betts’s periodic reports filed with the SEC, especially under the headings “Forward-Looking Statements” and “Risk Factors.” You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Neither Lamson nor Thomas & Betts undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.